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                                                                     EXHIBIT 5.2


                                                          August 31, 1999


GlobeNet Communications Group Limited
2 Carter's Bay Road
Southside
St. David's
Bermuda


Dear Sirs

GlobeNet Communications Group Limited (the "Company")
Registration Statement on Form S-4 (No. 333-          )

We have acted as special legal counsel in Bermuda to the Company in connection with its filing with the U.S. Securities and Exchange Commission of a
Registration Statement on Form S-4 (File No. 333-              (the
"Registration Statement") with respect to the proposed offer by the Company to exchange US$300,000,000 aggregate principal amount of the Company's 13% Series B Senior Notes Due 2007 (the "Exchange Notes") for an equal principal amount of its outstanding 13% Senior Notes Due 2007 (the "Restricted Notes"). The Exchange Notes are to be issued pursuant to an Indenture dated as of 14 July, 1999 between the Company and Bankers Trust Company, as Trustee (the "Indenture").

For the purposes of giving this opinion, we have examined the following documents:

     (i)   a copy of the Registration Statement;

     (ii)  a copy of the Indenture;

     (iii) a form of the Notes.

The documents listed in items (i) through (iii) above are herein sometimes collectively referred
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GlobeNet Communications Group Limited
August 31, 1999
Page 2
________________________________________________________________________________

to as the "Documents" (which term does not include any other instrument or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

We have also reviewed the memorandum of association and the bye-laws of the Company, minutes of various meetings of its directors (the "Minutes"), and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken, (b) that where a document has been examined by us in draft form, it will be or has been executed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention, (c) the capacity, power and authority of each of the parties to the Documents, other than the Company, to enter into and perform its respective obligations under the Documents, (d) the due execution of the Documents by each of the parties thereto, other than the Company, and that each of the parties to the Documents physically gave such Documents to the other parties thereto, (e) the accuracy and completeness of all factual representations made in the Documents and other documents reviewed by us, (f) that the resolutions contained in the Minutes remain in full force and effect and have not been rescinded or amended, (g) that the Company is entering into the Documents pursuant to its business of providing international telecommunications services, (h) that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein, (i) the validity and binding effect under the laws of the State of New York (the "Foreign Laws") of the Documents which are expressed to be governed by such Foreign Laws in accordance with their respective terms.

The obligations of the Company under the Documents (a) will be subject to the laws from time to time in effect relating to bankruptcy, insolvency, liquidation, possessory liens, rights of set off, reorganisation, amalgamation, moratorium or any other laws or legal procedures, whether of a similar nature or otherwise, generally affecting the rights of creditors, (b) will be subject to statutory limitation of the time within which proceedings may be brought, (c) will be subject to general principles of equity and, as such, specific performance and injunctive relief, being equitable remedies, may not be available, (d) may not be given effect to by a Bermuda court, whether or not it was applying the Foreign Laws, if and to the extent they constitute the payment of an amount which is in the nature of a penalty and not in the nature of liquidated damages. Notwithstanding any contractual submission to the jurisdiction of specific courts, a Bermuda court has inherent discretion to stay or allow proceedings in the Bermuda courts.

We express no opinion as to the enforceability of any provision of the Documents which provides for the payment of a specified rate of interest on the amount of a judgment after the date of judgment or which purports to fetter the statutory powers of the Company.
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GlobeNet Communications Group Limited
August 31, 1999
Page 3
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We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda. This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda. This opinion is issued solely for your benefit and is not to be relied upon by any other person, firm or entity or in respect of any other matter.

On the basis of and subject to the foregoing, we are of the opinion that:

1. The Restricted Notes and the Exchange Notes have been duly authorised in accordance with the Company's memorandum of association and bye-laws.

2. When issued in accordance with the terms of the Indenture, duly executed by the Company, duly authenticated by the Trustee, and issued and delivered against exchange of the Restricted Notes as contemplated in the Registration Statement, the Exchange Notes will constitute the legal and binding obligations of the Company under the laws of Bermuda.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the references to our firm in the sections headed "Service of Process and Enforcement of Liabilities" and "Legal Matters".

Yours faithfully
CONYERS DILL & PEARMAN

/s/ CONYERS DILL & PEARMAN